Exhibit 99.1

Annaly Capital Management, Inc. Announces Resignation of Rose-Marie Lyght

NEW YORK--(BUSINESS WIRE)--February 2, 2015--Annaly Capital Management, Inc. (NYSE: NLY) announced today that it has accepted the resignation of Rose-Marie Lyght, Chief Portfolio Officer of the company, effective February 15, 2015.

Annaly Co-founder, Chairman and Chief Executive Officer, Wellington Denahan said: “Rose has been a valuable partner in Annaly’s growth and development over the years. She has played a prominent role in helping to successfully manage the growth of our infrastructure, assets and business lines. We will miss her knowledge, judgment, thoughtfulness and devotion.”

Ms. Lyght remarked: “I am proud to have played an integral part in the growth of Annaly over the past 15 years, but now it’s time for me to spend more time with my family. Working at Annaly has been an incredible experience and I am thankful to all the wonderful people I have had the privilege to work with over the years.”

The Board of Directors also thanks Ms. Lyght for all she has done for Annaly and wishes her all the best.

About Annaly

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). Annaly is managed and advised by Annaly Management Company LLC.

Other Information

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow the commercial mortgage business; credit risks related to our investments in commercial real estate assets and corporate debt; our ability to consummate any contemplated investment opportunities; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; risks associated with the businesses of our subsidiaries, including the investment advisory business of a wholly-owned subsidiary and the broker-dealer business of a wholly-owned subsidiary. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 1-888-8Annaly
www.annaly.com